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                                                                    EXHIBIT 23.1




                         INDEPENDENT AUDITORS' CONSENT





The Board of Directors
Harbinger Corporation:


We consent to incorporation by reference in the Registration Statements (No. 33-96774) and (No. 333-03247) on Form S-8 and Registration Statement (No. 333-10893) on Form S-3 of Harbinger Corporation of our reports dated March 17, 1997, relating to the supplemental consolidated balance sheets of Harbinger Corporation as of December 31, 1996 and 1995, and the related supplemental consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and the related supplemental financial statement schedule, which reports appear in this Current Report on Form 8-K filed on or about April 28, 1997.

Our reports dated March 17, 1997, included a reference to other auditors with respect to 1995, as those reports, as they relate to the 1995 combined financial statements for SupplyTech, Inc. and SupplyTech International, LLC which are included in the supplemental consolidated financial statements of Harbinger Corporation, are based solely on the report of the other auditors as it relates to the amounts included for SupplyTech, Inc. and SupplyTech International, LLC. Our reports dated March 17, 1997 also indicated that the financial statements of Harbinger Corporation and SupplyTech, Inc. and SupplyTech International, LLC for 1994 were audited by other auditors, although the reports also indicated that we audited the combination of the accompanying supplemental financial statements and supplemental financial statement schedule for 1994.





                                                          KPMG PEAT MARWICK LLP


Atlanta, Georgia
April 28, 1997